NEWS RELEASE

For Immediate Release
August 8, 2012
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2012
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending June 30, 2012, of $37.6 million, compared to $21.3 million for the corresponding period of 2011, according to Frank B. Holding Jr., chairman of the board. The increase in net income in 2012 resulted from higher net interest income and a reduction in provision for loan and lease losses, partially offset by lower noninterest income and an increase in noninterest expense.
Per share income for the second quarter 2012 totaled $3.66, compared to $2.04 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.71 percent and an annualized return on average equity of 7.80 percent, compared to respective returns of 0.42 percent and 4.94 percent for the same period of 2011.
For the six-month period ending June 30, 2012, net income equaled $73.1 million, compared to $83.1 million for the corresponding period of 2011. Earnings for 2011 included an acquisition gain of $63.5 million resulting from an FDIC-assisted transaction involving United Western Bank of Denver, Colorado (United Western). No acquisition gains have been recorded in 2012. The after-tax impact of the 2011 gain was $38.6 million. The increase in net income excluding acquisition gains was the result of higher net interest income offset by a reduction in noninterest income.
Per share income for the six-month period ending June 30, 2012, totaled $7.11, compared to $7.96 for the same period a year ago. First Citizens' year-to-date results generated an annualized return on average assets of 0.69 percent and an annualized return on average equity of 7.70 percent, compared to respective returns of 0.79 percent and 9.43 percent for the same period of 2011.
The general level and comparability of BancShares' results of operations for 2012 and 2011 are affected by FDIC-assisted transactions. Acquisition gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized as interest income over the remaining life of the loan. For loans and other real estate (OREO) covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
2012 HIGHLIGHTS

•	Second quarter and year-to-date net interest income equaled $215.4 million and $436.4 million respectively, up 3.9 percent and 6.1 percent from 2011.

•	Average loans and leases for the second quarter of 2012, including those acquired in FDIC-assisted transactions, fell $416.0 million, or 3.0 percent from the second quarter of 2011.

•	Average interest-earning assets increased $241.0 million, or 1.3 percent, as compared to the second quarter of 2011.

•
Average interest-bearing liabilities, including those assumed in FDIC-assisted transactions, decreased $600.3 million, or 4.0 percent, from the second quarter of 2011 to the second quarter of 2012. Average total deposits, including noninterest-bearing balances, were unchanged at $17.7 billion.

•	Second quarter 2012 and 2011 earnings were influenced by several significant items arising from FDIC-assisted transactions, including:

◦	$18.7 million and $41.2 million of provision for loan and lease losses

◦	$60.9 million and $71.1 million in interest income from accretion of fair value discounts, including discounts related to large unscheduled payments

◦	$14.1 million and $13.7 million charges to noninterest income arising from adjustments to the FDIC receivable

•	Year-to-date 2012 and 2011 earnings included various items arising from the FDIC-assisted transactions:

◦	$28.3 million and $73.8 million of provision for loan and lease losses

◦	$125.8 million and $122.8 million in interest income from accretion of fair value discounts, including discounts related to unscheduled repayments

◦	$40.9 million and $24.1 million of charges to noninterest income arising from adjustments to the FDIC receivable

•	Net charge-offs on noncovered loans equaled $12.2 million for the quarter, or an annualized 0.43 percent of average noncovered loans, up 20.8 percent from the second quarter of 2011.

•	Year-to-date 2012 net charge-offs on noncovered loans totaled $27.9 million, or an annualized 0.48 percent of average noncovered loans, up $7.3 million from year-to-date 2011.

•
Excluding acquisition gains and the effect of post-acquisition adjustments from the FDIC-assisted transactions, noninterest income decreased 11.2 percent during the second quarter of 2012 and 7.5 percent during the six-month period ending June 30, 2012, when compared to the prior year.

•	Second quarter 2012 noninterest expenses were up $7.3 million, or 3.9 percent, primarily caused by higher foreclosure-related expenses for assets covered under loss share agreements.
NET INTEREST INCOME
Second quarter net interest income increased $8.1 million, or 3.9 percent, from the same period of 2011, due to lower balances and rates on interest-bearing liabilities. Average interest-earning assets increased $241.0 million, or 1.3 percent, due in part to the assets acquired in the Colorado Capital Bank (CCB) acquisition in the third quarter of 2011. Accretion of discounts on acquired assets, including accretion caused by large unscheduled loan payments and other adjustments recorded during the second quarter of 2012, resulted in $60.9 million of interest income, compared to $71.1 million recorded in the second quarter of 2011. Accretion related to large unscheduled payments or other favorable events resulted in a corresponding reduction in the FDIC receivable, recorded as a reduction in noninterest income. The taxable-equivalent net yield on interest-earning assets increased 12 basis points when compared to the second quarter of 2011. The increase in the net yield was primarily due to reduced deposit costs and the favorable impact of acquired loans and assumed deposits, including the impact of fair value discounts accreted into income during the second quarter of 2012.
During the second quarter of 2012, interest-earning assets averaged $18.98 billion, an increase of $241.0 million, or 1.3 percent, from the second quarter of 2011. The increase was due to higher levels of investment securities and overnight investments offset in part by lower loans and leases.
Average interest-bearing liabilities decreased by $600.3 million, or 4.0 percent, during the second quarter of 2012, due to lower levels of interest-bearing deposits and long term obligations. The rate on interest-bearing liabilities fell 32 basis points to 0.70 percent during the second quarter of 2012, due principally to an improved mix of lower rate interest-bearing checking and money market balances versus time deposits.
Net interest income increased $25.0 million, or 6.1 percent, during the six-month period ended June 30, 2012, when compared to the same period of 2011. Net interest income for the six months ended June 30, 2012, included $125.8 million of accretion income, compared to $122.8 million recognized during the six months ended June 30, 2011.
PROVISION FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses equaled $29.7 million during the second quarter of 2012, a $24.3 million decrease from the same period of 2011, due primarily to a $22.5 million reduction in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The favorable change in provision for loan and lease losses for acquired loans was due to lower post-acquisition deterioration of loans, the reversal of previously recorded allowances due to improvements in expected cash flows and reduced charge-offs during the second quarter of 2012. The provision for noncovered loan and lease losses recorded during the second quarter of 2012 equaled $11.0 million, down $1.8 million from the second quarter of 2011 as a result of a change in the threshold used to identify impaired loans that will be individually evaluated, offset by smaller increases in commercial loan provisions. Effective April 1, 2012, impaired loans greater than or equal to $500,000 are individually evaluated, compared to the prior threshold of $1.0 million.
Net charge-offs on noncovered loans during the second quarter of 2012 equaled $12.2 million, compared to $10.1 million during the second quarter of 2011. Charge-offs in the second quarter of 2012 included a $2.2 million loss on a commercial and land development loan. On an annualized basis, noncovered loan net charge-offs for the second quarter of 2012 represented 0.43 percent of average noncovered loans and leases, compared to 0.35 percent for the same period of 2011. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $17.0 million during the second quarter of 2012, down from $26.4 million for the second quarter of 2011.
For the six months ended June 30, 2012, the provision for loan and lease losses equaled $60.4 million, a $38.0 million decrease from the same period of 2011, due to a $45.5 million reduction in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The provision for noncovered loan and lease losses recorded during the first six months of 2012 equaled $32.1 million, an increase of $7.5 million from the first six months of 2011, the result of reduced provisions for loans now individually evaluated for impairment due to the lower threshold that became effective April 1, 2012, offset by higher net charge-offs. The favorable change in provision for loan and lease losses for acquired loans was partially offset by $16.8 million in higher charges to noninterest income as a result of larger reductions in the FDIC receivable in the six months ended June 30, 2012 resulting from the net favorable changes in covered assets, as compared to the same period of 2011.
Net charge-offs on noncovered loans during the first six months of 2012 equaled $27.9 million, compared to $20.5 million during the first six months of 2011. Charge-offs in 2012 included a $7.2 million loss on a commercial construction and land development loan. On an annualized basis, noncovered net charge-offs for the six months ended June 30, 2012, represented 0.48 percent of average noncovered loans and leases, compared to 0.36 percent for the same period of 2011. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $29.7 million for the six months ended June 30, 2012, down from $55.6 million for the same period of 2011.
NONINTEREST INCOME
Noninterest income for the second quarter of 2012 equaled $57.3 million, compared to $66.6 million in the comparable period of 2011. This decrease of $9.4 million was primarily caused by reductions in cardholder and merchant services income, due to limitations imposed by the Dodd-Frank Act and a reduction in mortgage income.
During the first six months of 2012, noninterest income amounted to $104.2 million, compared to $196.2 million during the same period of 2011. The majority of the $92.0 million decrease during 2012 is due to $63.5 million in acquisition gains recognized in conjunction with the United Western FDIC-assisted transaction in 2011. As a result of adjustments to the FDIC receivable caused by favorable events impacting covered assets, noninterest income was reduced by $40.9 million during 2012, compared to $24.1 million during 2011. Noninterest income for 2012 also included a $10.2 million decline in cardholder and merchant services income resulting from the fourth quarter 2011 enactment of debit interchange fee limits mandated by the Dodd-Frank Act.

NONINTEREST EXPENSE
Noninterest expense increased $7.3 million in the second quarter of 2012 to $194.8 million, compared to $187.5 million in the second quarter of 2011 as a result of an increase in foreclosure-related expenses offset by a reduction in expenses for card loyalty programs. Foreclosure-related expenses in the second quarter of 2012 increased $12.0 million from the comparable period of 2011 to $15.8 million. The increase in foreclosure-related expenses resulted from the resolution of assets acquired in FDIC-assisted transactions, the majority of which are reimbursable under the various loss sharing agreements.
Noninterest expense equaled $378.1 million for the first six months of 2012, a $618,000, or 0.2 percent, increase over the $377.5 million recorded during the same period of 2011. During 2012, noninterest expense included an $11.2 million increase in foreclosure and loan collection costs and a $2.5 million increase in employee benefits expense. These increased costs were offset by a $9.6 million reduction in other expenses, including card loyalty expenses and processing fees paid for institutional deposits from United Western. In addition, FDIC insurance expenses declined $5.0 million resulting from adjustments to the assessment calculation that were effective beginning in the second quarter of 2011.
INCOME TAXES
Income tax expense totaled $10.7 million and $11.3 million for the second quarters of 2012 and 2011, representing effective tax rates of 22.1 percent and 34.6 percent during the respective periods. For the first six months of 2012, income tax expense totaled $29.0 million compared to $48.6 million during 2011. The effective tax rates for the six-month periods equals 28.4 percent and 36.9 percent, respectively.
The lower effective tax rates for 2012 result from recognition of a $6.4 million credit to income tax expense resulting from the favorable outcome of state tax audits for the period 2008-2010, net of additional federal taxes.
NONPERFORMING ASSETS
As of June 30, 2012, BancShares’ nonperforming assets amounted to $507.6 million, or 3.7 percent of total loans and leases plus OREO, compared to $553.8 million, or 3.9 percent, on December 31, 2011 and $540.4 million, or 3.8 percent, on June 30, 2011. Of the $507.6 million in nonperforming assets on June 30, 2012, $388.8 million is covered by FDIC loss share agreements, with the remaining $118.9 million not covered by loss share agreements. Nonperforming assets not covered by loss share agreements are relatively stable at approximately 1.0 percent of noncovered loans and leases plus OREO. Covered nonperforming assets declined from previous periods, due to the sale and write-down of other real estate and the resolution of nonaccrual loans offset in part by new foreclosures and loans placed on nonaccrual.
As of June 30, 2012, BancShares had total assets of $21.24 billion.
CAPITAL
First Citizens BancShares remains well-capitalized with a tier 1 leverage capital ratio of 10.21 percent on June 30, 2012, up 71 basis points from June 30, 2011, despite a consistent asset base. Both the total risk-based capital and tier 1 risk-based capital ratios increased from June 30, 2011, to levels of 17.66 percent and 15.97 percent on June 30, 2012, respectively.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 416 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended June 30		Six Months Ended June 30
(thousands, except share data; unaudited)	2012	2011	2012	2011
Interest income	$240,519	$245,604	$487,271	$490,804
Interest expense	25,087	38,229	50,887	79,442
Net interest income	215,432	207,375	436,384	411,362
Provision for loan and lease losses	29,667	53,977	60,382	98,396
Net interest income after provision for loan and lease losses	185,765	153,398	376,002	312,966
Gains on acquisitions	—	—	—	63,474
Other noninterest income	57,296	66,649	104,239	132,755
Noninterest expense	194,797	187,482	378,128	377,510
Income before income taxes	48,264	32,565	102,113	131,685
Income taxes	10,681	11,265	29,035	48,625
Net income	$37,583	$21,300	$73,078	$83,060
Taxable-equivalent net interest income	$216,194	$208,301	$437,960	$413,240
Net income per share	$3.66	$2.04	$7.11	$7.96
Cash dividends per share	0.30	0.30	0.60	0.60
Profitability Information (annualized)
Return on average assets	0.71%	0.42%	0.69%	0.79%
Return on average equity	7.80	4.94	7.70	9.43
Taxable-equivalent net yield on interest-earning assets	4.58	4.46	4.69	4.41
CONDENSED BALANCE SHEETS
		June 30	December 31	June 30
(thousands, except share data; unaudited)		2012	2011	2011
Assets
Cash and due from banks		$571,004	$590,801	$537,717
Investment securities		4,635,826	4,058,245	4,016,339
Loans covered by FDIC loss share agreements		1,999,351	2,362,152	2,399,738
Loans and leases not covered by FDIC loss share agreements		11,462,458	11,581,637	11,528,854
Less allowance for loan and lease losses		272,929	270,144	250,050
Receivable from FDIC for loss share agreements		313,978	539,511	522,507
Other assets		2,531,302	2,019,291	2,266,545
Total assets		$21,240,990	$20,881,493	$21,021,650
Liabilities and shareholders' equity
Deposits		$17,801,646	$17,577,274	$17,662,966
Other liabilities		1,509,554	1,443,091	1,549,414
Shareholders' equity		1,929,790	1,861,128	1,809,270
Total liabilities and shareholders' equity		$21,240,990	$20,881,493	$21,021,650
Book value per share		$187.88	$180.97	$174.02

SELECTED AVERAGE BALANCES
	Three Months Ended June 30		Six Months Ended June 30
(thousands, except shares outstanding; unaudited)	2012	2011	2012	2011
Total assets	$21,085,228	$21,042,081	$20,964,172	$21,212,600
Investment securities	4,598,141	4,162,397	4,369,650	4,364,180
Loans and leases	13,612,114	14,028,109	13,718,532	13,966,406
Interest-earning assets	18,983,321	18,742,282	18,785,636	18,903,914
Deposits	17,667,221	17,678,210	17,583,165	17,870,861
Interest-bearing liabilities	14,418,509	15,018,805	14,448,704	15,279,695
Shareholders' equity	1,906,884	1,803,385	1,887,695	1,776,131
Shares outstanding	10,271,343	10,422,857	10,277,593	10,428,623

CAPITAL INFORMATION
		June 30	December 31	June 30
(dollars in thousands; unaudited)		2012	2011	2011
Tier 1 capital		$2,143,496	$2,072,610	$2,006,394
Total capital		2,369,999	2,323,022	2,253,087
Risk-weighted assets		13,422,294	13,447,702	13,045,475
Tier 1 capital ratio		15.97%	15.41%	15.38%
Total capital ratio		17.66	17.27	17.27
Leverage capital ratio		10.21	9.90	9.50

ASSET QUALITY DISCLOSURES
	2012		2011			Six months ended June 30
	Second	First	Fourth	Third	Second
(dollars in thousands; unaudited)	Quarter	Quarter	Quarter	Quarter	Quarter	2012	2011
Allowance for loan and lease losses at beginning of period	$272,500	$270,144	$254,184	$250,050	$232,597	$270,144	$227,765
Provision for loan and lease losses:
Covered by loss share agreements	18,678	9,603	70,408	30,317	41,196	28,281	73,753
Not covered by loss share agreements	10,989	21,112	18,845	14,311	12,781	32,101	24,643
Net charge-offs of loans and leases:
Charge-offs	(30,934)	(30,379)	(74,698)	(42,314)	(38,222)	(61,312)	(77,859)
Recoveries	1,696	2,020	1,405	1,820	1,698	3,715	1,748
Net charge-offs of loans and leases	(29,238)	(28,359)	(73,293)	(40,494)	(36,524)	(57,597)	(76,111)
Allowance for loan and lease losses at end of period	$272,929	$272,500	$270,144	$254,184	$250,050	$272,929	$250,050
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$87,797	$86,117	$89,261	$75,050	$69,435	$87,797	$69,435
Not covered by loss share agreements	185,132	186,383	180,883	179,134	180,615	185,132	180,615
Allowance for loan and lease losses at end of period	$272,929	$272,500	$270,144	$254,184	$250,050	$272,929	$250,050
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$16,998	$12,747	$56,197	$24,702	$26,390	$29,745	$55,566
Not covered by loss share agreements	12,240	15,612	17,096	15,792	10,134	27,852	20,545
Total net charge-offs	$29,238	$28,359	$73,293	$40,494	$36,524	$57,597	$76,111
Reserve for unfunded commitments	$7,869	$7,789	$7,789	$7,962	$7,854	$7,869	$7,854
Average loans and leases:
Covered by loss share agreements	2,076,199	2,254,636	2,443,665	2,500,807	2,490,964	2,167,436	2,461,115
Not covered by loss share agreements	11,535,335	11,567,590	11,649,368	11,672,417	11,537,145	11,551,096	11,505,291
Loans and leases at period-end:
Covered by loss sharing agreements	1,999,351	2,183,869	2,362,152	2,557,450	2,399,738	1,999,351	2,399,738
Not covered by loss sharing agreements	11,462,458	11,489,529	11,581,637	11,603,526	11,528,854	11,462,458	11,528,854
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$271,381	$292,229	$302,102	$291,890	$267,333	$271,381	$267,333
Not covered by loss share agreements	69,406	66,363	52,741	59,603	73,441	69,406	73,441
Other real estate:
Covered by loss share agreements	117,381	142,418	148,599	160,443	150,636	117,381	150,636
Not covered by loss share agreements	49,454	48,092	50,399	48,616	49,028	49,454	49,028
Total nonperforming assets	$507,622	$549,102	$553,841	$560,552	$540,438	$507,622	$540,438
Nonperforming assets covered by loss share agreements	$388,762	$434,647	$450,701	$452,333	$417,969	$388,762	$417,969
Nonperforming assets not covered by loss share agreements	118,860	114,455	103,140	108,219	122,469	118,860	122,469
Total nonperforming assets	$507,622	$549,102	$553,841	$560,552	$540,438	$507,622	$540,438
Accruing loans and leases greater than 90 days past due:
Covered by loss share agreements	$254,580	$268,403	$292,194	$289,833	$210,334	$254,580	$210,334
Not covered by loss share agreements	12,907	13,828	14,840	17,887	15,208	12,907	15,208
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	3.29%	2.27%	9.12%	3.92%	4.25%	2.76%	4.55%
Not covered by loss share agreements	0.43	0.54	0.58	0.54	0.35	0.48	0.36
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	4.39	3.94	3.78	2.93	2.89	4.39	2.89
Not covered by loss share agreements	1.62	1.62	1.56	1.54	1.57	1.62	1.57
Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	18.37	18.68	17.95	16.64	16.39	18.37	16.39
Not covered by loss share agreements	1.03	0.99	0.89	0.93	1.06	1.03	1.06
Total	3.72	3.96	3.92	3.90	3.83	3.72	3.83